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                                                                   EXHIBIT 10.10

                                                      August 10, 1994



Mr. David Grainger
336 Lexington Road
Concord, MA  01742


Dear David:

PictureTel Corporation is pleased to offer you an opportunity to join our Company as Vice President of World Wide Services reporting directly to me. You will be compensated for this position at the semi-monthly rate of $6666.67. (This is equivalent to $160,000 annually based on 24 pay periods.) In this position you will be eligible to participate in the Management Incentive Program with a bonus of 0-40% (contingent upon Company and individual performance.) You will also receive a sign-on bonus in the amount of $30,000 in 1994, payable within 30 days of your start date, and $20,000 payable in June, 1995.

In addition to your salary, we will recommend to the Compensation Committee of the Board of Directors your participation in PictureTel's Stock Option Plan. The option presented for recommendation will be for 30,000 shares. These shares will vest over a four year period, with the first twenty-five percent of the shares vesting after one year from the date your option is approved, and the remaining shares vesting 6.25% quarterly thereafter. Vesting is conditional on your remaining a full-time employee. Additionally, certain other restrictions may apply as detailed in the Equity Incentive Plan.

The option price will be determined by the closing price as quoted on the National Market System of NASDAQ on the date on which the Stock Option Committee of the Board of Directors approves the option.

Hiring bonus payments are considered forfeit and fully refundable to the Company if you voluntarily terminate your employment within one year of receipt.

As an employee of PictureTel you will be entitled to participate in our medical insurance benefit programs. We offer two options: 1. A competitive medical and dental plan through John Hancock Insurance, or 2. Membership in Harvard Community Health Plan, a health maintenance organization. You will be responsible for a portion of the premium cost, with payment arranged through payroll deductions. A Section 125 reimbursement plan to help with daycare and unreimbursed medical expenses is available, also through payroll deduction.

In addition, PictureTel provides long term disability, accidental death and dismemberment, and life insurance coverage (life benefit equal to twice your annual salary). The premium for the disability and life insurance are paid 100% by PictureTel.

Finally, we offer a 401(k) Plan and a Tuition Reimbursement Program. You will be entitled to vacation, holiday and sick days according to PictureTel policy.

If you are terminated by the Company without cause, then you will be entitled to a continuation of your base salary for six months minus any moneys you owe the Company at the time of your termination. In addition, if you are unemployed at the end of the six months immediately following termination, then PictureTel will pay you one twelfth of the same annualized pre-bonus compensation each month, minus any moneys earned from consulting or other temporary activities, until you begin other full employment, or for six months, whichever is less. For the purpose of this letter, cause shall be defined as limited to conviction of a felony, willful misconduct or gross negligence in the performance of duties which results in material harm to PictureTel.

This offer is contingent on your providing proof of eligibility for employment. On your first day of employment, please bring with you a) a valid U.S. Passport, or b) a birth certificate and driver's license, or c) an original Social Security card and driver's license. Orientation is normally scheduled for 8:30 A.M. on Mondays.

I understand you are available to begin your employment with PictureTel on September 6, 1994, and I look forward to you joining our team. Please indicate your acceptance of this offer and your anticipated start date by completing and signing the enclosed copy of this letter, the PictureTel Application for Employment, and the Proprietary Information and Inventions Agreement. Return all documents



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according to the instruction sheet enclosed in this offer package. Feel free to call if you have any questions.


                                                Very Truly Yours,

                                                /s/ Norman E. Gaut

                                                Norman E. Gaut
                                                President and CEO

ACCEPTED:  /s/ David W. Grainger
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Date:          8/14/94
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Anticipated start Date:
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